Exhibit 1.2

Statuten

der VectivBio Holding AG

(VectivBio Holding SA)

(VectivBio Holding Ltd)

Articles of Association

of VectivBio Holding Ltd

(VectivBio Holding AG)

(VectivBio Holding SA)

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	Abschnitt 1 Firma, Sitz, Dauer und Zweck der Gesellschaft		Section 1 Name, Place of Incorporation, Duration and Purpose of the Company

	Artikel 1		Article 1

Firma, Sitz, Dauer

[1] Unter der Firma

VectivBio Holding AG

(VectivBio Holding SA)

(VectivBio Holding Ltd)

besteht eine Aktiengesellschaft gemäss den Bestimmungen des Schweizerischen Obligationenrechts (das OR) mit Sitz in Basel, Kanton Basel-Stadt (die Gesellschaft).

Name, Place of Incorporation, Duration

[1] Under the name

VectivBio Holding Ltd

(VectivBio Holding AG)

(VectivBio Holding SA)

shall exist a corporation pursuant to the provisions of the Swiss Code of Obligations (the CO) with its registered office in Basel, canton of Basel-Stadt (the Company).

	[2] Die Dauer der Gesellschaft ist unbeschränkt.		[2] The duration of the Company shall be unlimited.

	Artikel 2		Article 2

Zweck	[1] Zweck der Gesellschaft ist der Erwerb, das Halten, die Verwaltung, die Verwertung und die Veräusserung von in- und ausländischen Beteiligungen, ob direkt oder indirekt, insbesondere in den Bereichen Forschung, Entwicklung, Herstellung, Verkauf und Lizenzierung von Produkten in den Gebieten der Biotechnologie, der Pharmazie, Medizintechnologie, Diagnose und Therapie und verwandten Gebieten.	Purpose	[1] The purpose of the Company is to acquire, hold, manage, exploit and sell, whether directly or indirectly, interests in participations in Switzerland and abroad active, in particular, in the research, development, production, sale and licensing of products in the fields of biotechnology, pharmaceuticals, medical technology, diagnosis and therapy and related areas.

	[2] Die Gesellschaft kann Zweigniederlassungen und Tochtergesellschaften im In- und Ausland errichten und sich an anderen Unternehmen im In- und Ausland beteiligen.		[2] The Company may open branch offices and subsidiaries in Switzerland and abroad and acquire participations or otherwise invest in other companies in Switzerland and abroad.

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	[3] Die Gesellschaft kann Grundstücke und Immaterialgüterrechte im In- und Ausland erwerben, halten, verwalten, belasten, verwerten und veräussern sowie andere Gesellschaften mit oder ohne Gegenleistung finanzieren.		[3] The Company may acquire, hold, manage, mortgage, exploit and sell real estate and intellectual property rights in Switzerland and abroad and may also finance or fund other companies with or without consideration.

	[4] Die Gesellschaft kann alle kommerziellen, finanziellen und anderen Tätigkeiten ausüben, die geeignet erscheinen, den Zweck der Gesellschaft zu fördern, oder die mit diesem zusammenhängen.		[4] The Company may engage in any commercial, financial and other activities which are suitable to favor the purpose of the Company or which are related to its purpose.
	Abschnitt 2 Aktienkapital, Aktien, Übertragungsbeschränkungen		Section 2 Share Capital, Shares, Restrictions of Transferability

	Artikel 3		Article 3

Aktienkapital	Das Aktienkapital der Gesellschaft beträgt CHF 3’369’589.50 und ist eingeteilt in 67’391’790 voll liberierte Namenaktien mit einem Nennwert von je CHF 0.05.	Share Capital	The share capital of the Company is CHF 3,369,589.50 and is divided into 67,391,790 fully paid in registered shares with a par value of CHF 0.05 each.

	Artikel 3a		Article 3a

Genehmigtes Aktienkapital	[1] Der Verwaltungsrat ist ermächtigt, jederzeit, einschliesslich im Zusammenhang mit einer beabsichtigten Übernahme, bis zum 30. Juni 2024 das Aktienkapital im Maximalbetrag von CHF 157’218.00 durch Ausgabe von höchstens 3’144’360 voll zu liberierenden Namenaktien mit einem Nennwert von je CHF 0.05 zu erhöhen. Erhöhungen in Teilbeträgen sind gestattet.	Authorized Share Capital	[1] The Board of Directors shall be authorized to increase the share capital at any time, including in connection with an intended takeover, until June 30, 2024 by a maximum amount of CHF 157,218.00 by issuing a maximum of 3,144,360 fully paid in registered shares with a par value of CHF 0.05 each. Increases in partial amounts shall be permissible.

	[2] Zeichnung und Erwerb der neuen Aktien sowie jede nachfolgende Übertragung der Aktien unterliegen den Beschränkungen von Artikel 5 dieser Statuten.		[2] The subscription and acquisition of the new shares as well as any subsequent transfer of the shares shall be subject to the restrictions pursuant to Article 5 of these articles of association.

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[3] Der Verwaltungsrat legt den Ausgabebetrag, die Art der Einlagen (einschliesslich durch Umwandlung von frei verwendbarem Eigenkapital, durch Sacheinlage oder durch Verrechnung), den Zeitpunkt der Ausgabe, die Bedingungen der Bezugsrechtsausübung und den Beginn der Dividendenberechtigung fest. Dabei kann der Verwaltungsrat neue Aktien mittels Festübernahme durch eine Bank, ein Bankenkonsortium oder einen anderen Dritten und anschliessendem Angebot an die bisherigen Aktionäre oder an Dritte (sofern die Bezugsrechte der bisherigen Aktionäre aufgehoben sind oder nicht gültig ausgeübt werden) ausgeben. Der Verwaltungsrat ist ermächtigt, den Handel mit Bezugsrechten zu ermöglichen, zu beschränken oder auszuschliessen. Nicht ausgeübte Bezugsrechte kann der Verwaltungsrat verfallen lassen, oder er kann diese bzw. Aktien, für welche Bezugsrechte eingeräumt, aber nicht ausgeübt werden, zu Marktkonditionen platzieren oder anderweitig im Interesse der Gesellschaft verwenden.	[3] The Board of Directors shall determine the issue price, the type of contribution (including by conversion of freely disposable equity, by a contribution in kind or by way of set-off), the date of issue, the conditions for the exercise of pre-emptive rights and the beginning date for dividend entitlement. In this regard, the Board of Directors may issue new shares by means of a firm underwriting through a financial institution, a syndicate of financial institutions or another third party and a subsequent offering of these shares to the existing shareholders or third parties (if the pre-emptive rights of the existing shareholders have been withdrawn or have not been duly exercised). The Board of Directors is entitled to permit, to restrict or to exclude the trading in pre-emptive rights. It may permit the expiration of pre-emptive rights that have not been exercised, or it may place such rights or shares as to which pre-emptive rights have been granted, but not exercised, at market conditions or may use them otherwise in the interest of the Company.

[4] Der Verwaltungsrat ist ferner ermächtigt, das Bezugsrecht der bisherigen Aktionäre aufzuheben oder zu beschränken und Dritten, der Gesellschaft oder einer ihrer Konzerngesellschaften zuzuweisen:	[4] The Board of Directors is further authorized to withdraw or limit the pre-emptive rights of the existing shareholders and allocate such rights to third parties, the Company or any of its group companies:

(a) wenn der Ausgabebetrag der neuen Aktien unter Berücksichtigung des Marktpreises festgesetzt wird; oder	(a) if the issue price of the new shares is determined by reference to the market price; or

(b)   für die Beschaffung von Kapital auf eine schnelle und flexible Weise, welche ohne den Ausschluss der Bezugsrechte der bisherigen Aktionäre nicht oder nur schwer, mit Verzögerungen oder zu wesentlich schlechteren Bedingungen möglich wäre; oder

(b)   for raising capital in a fast and flexible manner, which would not be possible, or might only be possible with great difficulty or delays or at significantly less favorable conditions, without the exclusion of the pre-emptive rights of the existing shareholders; or

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(c)   für die Übernahme von Unternehmen, Unternehmensteilen oder Beteiligungen, den Erwerb von Produkten, Immaterialgütern oder Lizenzen durch oder Investitionsvorhaben der Gesellschaft oder einer ihrer Konzerngesellschaften oder für die Finanzierung oder Refinanzierung solcher Transaktionen durch eine Aktienplatzierung; oder

(c)   for the acquisition of companies, part(s) of companies or participations, for the acquisition of products, intellectual property or licenses by or for investment projects of the Company or any of its group companies, or for the financing or refinancing of any of such transactions through a placement of shares; or

(d)   zum Zwecke der Erweiterung des Aktionärskreises der Gesellschaft in bestimmten geographischen, Finanz- oder Investoren-Märkten, zur Beteiligung von strategischen Partnern oder im Zusammenhang mit der Kotierung von neuen Aktien an inländischen oder ausländischen Börsen; oder

(d)   for purposes of broadening the shareholder constituency of the Company in certain geographic, financial or investor markets, for purposes of the participation of strategic partners, or in connection with the listing of new shares on domestic or foreign stock exchanges; or

(e)   für die Einräumung einer Mehrzuteilungsoption (Greenshoe) oder einer Option zur Zeichnung von zusätzlichen Aktien an die betreffenden Erstkäufer oder Festübernehmer im Rahmen einer Aktienplatzierung oder eines Aktienverkaufs; oder

(e)   for purposes of granting an over-allotment option (Greenshoe) or an option to subscribe for additional shares in a placement or sale of shares to the respective initial purchaser(s) or underwriter(s); or

(f)   für die Beteiligung von Mitgliedern des Verwaltungsrates, Mitgliedern der Geschäftsleitung, Arbeitnehmern, Beauftragten, Beratern oder anderen Personen, die für die Gesellschaft oder eine ihrer Konzerngesellschaften Leistungen erbringen; oder

(f)   for the participation of members of the Board of Directors, members of the Executive Committee, employees, contractors, consultants or other persons performing services for the benefit of the Company or any of its group companies; or

(g)   wenn ein Aktionär oder eine Gruppe von in gemeinsamer Absprache handelnden Aktionären mehr als 18% des im Handelsregister eingetragenen Aktienkapitals der Gesellschaft auf sich vereinigt hat, ohne allen übrigen Aktionären ein vom Verwaltungsrat empfohlenes Übernahmeangebot unterbreitet zu haben; oder

(g)   following a shareholder or a group of shareholders acting in concert having accumulated shareholdings in excess of 18% of the share capital registered in the commercial register without having submitted to all other shareholders a takeover offer recommended by the Board of Directors; or

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(h)   zur Abwehr eines unterbreiteten, angedrohten oder potentiellen Übernahmeangebotes, welches der Verwaltungsrat, nach Konsultation mit einem von ihm beigezogenen unabhängigen Finanzberater, den Aktionären nicht zur Annahme empfohlen hat bzw. nicht empfehlen wird, weil der Verwaltungsrat das Übernahmeangebot in finanzieller Hinsicht gegenüber den Aktionären nicht als fair oder nicht als im Interesse der Gesellschaft liegend beurteilt.

(h)   for the defense of an actual, threatened or potential takeover offer that the Board of Directors, upon consultation with an independent financial adviser retained by it, has not recommended or will not recommend to the shareholders to accept on the basis that the Board of Directors does not find such takeover offer to be financially fair to the shareholders or to be in the Company’s interest.

	Artikel 3b		Article 3b

Bedingtes Aktienkapital für Beteiligungsprogramme	[1] Das Aktienkapital kann sich durch Ausgabe von höchstens 10’826’640 voll zu liberierenden Namenaktien im Nennwert von je CHF 0.05 um höchstens CHF 541’332.00 erhöhen durch Ausgabe von Rechten auf den Bezug neuer Aktien im Sinne von Artikel 653 Abs. 1 OR an Mitglieder des Verwaltungsrates, Mitglieder der Geschäftsleitung oder Arbeitnehmer, Beauftragte oder Berater der Gesellschaft und ihrer Konzerngesellschaften oder andere Personen, welche Dienstleistungen für die Gesellschaft oder ihre Konzerngesellschaften erbringen.	Conditional Share Capital for Participation Programs	[1] The share capital may be increased in an amount not to exceed CHF 541,332.00 through the issuance of up to 10,826,640 fully paid in registered shares with a par value of CHF 0.05 per share through the issuance of rights to subscribe for new shares within the meaning of article 653(1) CO to members of the Board of Directors, members of the Executive Committee or employees, contractors or consultants of the Company or its group companies, or other persons providing services to the Company or its group companies.

	[2] Bei der Ausgabe von Aktien, Optionen oder diesbezüglichen Bezugsrechten sind das Bezugsrecht wie auch das Vorwegzeichnungsrecht der Aktionäre der Gesellschaft ausgeschlossen. Die Ausgabe von Aktien, Optionen oder diesbezüglichen Bezugsrechten erfolgt gemäss einem oder mehreren vom Verwaltungsrat oder, soweit an ihn delegiert, vom Vergütungsausschuss zu erlassenden Reglementen und, soweit anwendbar, unter Berücksichtigung der Grundsätze der Vergütung gemäss Artikel 27 dieser Statuten. Die Ausgabe von Aktien, Optionen oder Bezugsrechten darauf kann zu einem Preis oder mit einem Ausübungspreis unter dem Börsenkurs erfolgen.		[2] The pre-emptive rights and advance subscription rights of the shareholders of the Company shall be excluded in connection with the issuance of any shares, options or subscription rights therefor. Shares, options or subscription rights therefor shall be issued pursuant to one or more regulations to be issued by the Board of Directors or, to the extent delegated to it, the Compensation Committee, and to the extent applicable, taking into account the compensation principles pursuant to Article 27 of these articles of association. Shares, options or subscription rights therefor may be issued at a price or with an exercise price lower than the market price.

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	[3] Der Erwerb der neuen Aktien, welche durch in Absatz 1 genannte Personen im Rahmen eines Beteiligungsprogramms direkt oder indirekt erworben werden, sowie jede nachfolgende Übertragung der Aktien unterliegen den Beschränkungen von Artikel 5 dieser Statuten.		[3] The direct or indirect acquisition of the new shares by persons listed in paragraph 1 in connection with a participation program and any subsequent transfer of such shares shall be subject to the restrictions of Article 5 of these articles of association.

	Artikel 3c		Article 3c

Bedingtes Aktienkapital für Finanzierungen, Akquisitionen und andere Zwecke	[1] Das Aktienkapital kann sich, einschliesslich im Zusammenhang mit einer beabsichtigten Übernahme, durch Ausgabe von höchstens 9’017’720 voll zu liberierenden Namenaktien im Nennwert von je CHF 0.05 um höchstens CHF 450’886.00 erhöhen durch die Ausübung oder Zwangsausübung von Wandel-, Tausch- und Optionsrechten sowie Rechten auf den Bezug von Aktien im Sinne von Artikel 653 Abs. 1 OR oder die Auslösung von Wandel-, Tausch-, Erwerbs-, Bezugs- oder ähnlichen Pflichten auf den Bezug von Aktien, welche Aktionären oder Dritten in Verbindung mit Anleihensobligationen, Darlehen, Optionen, Warrants oder anderen Finanzmarktinstrumenten oder vertraglichen Verpflichtungen der Gesellschaft oder einer ihrer Konzerngesellschaften eingeräumt bzw. auferlegt werden (nachfolgend zusammen die Finanzinstrumente).	Conditional Share Capital for Financing, Acquisitions and other Purposes	[1] The share capital may be increased, including in connection with an intended takeover, in an amount not to exceed CHF 450,886.00 through the issuance of up to 9,017,720 fully paid in registered shares with a par value of CHF 0.05 per share through the exercise or mandatory exercise of conversion, exchange, option or warrant rights as well as rights for the subscription of shares according to article 653(1) CO or the triggering of conversion, exchange, purchase or similar obligations for the subscription of shares granted to, or imposed on, shareholders or third parties in connection with bonds, notes, options, warrants or other securities or contractual obligations of the Company or any of its group companies (hereinafter collectively, the Financial Instruments).

	[2] Bei der Ausgabe von Aktien infolge Wandlung, Tausch, Ausübung oder Auslösung der Finanzinstrumente ist das Bezugsrecht der Aktionäre ausgeschlossen. Zum Bezug der neuen Aktien, die bei Wandlung, Tausch, Ausübung oder Auslösung von Finanzinstrumenten ausgegeben werden, sind die jeweiligen Inhaber der Finanzinstrumente berechtigt bzw. verpflichtet. Die wesentlichen Bedingungen der Finanzinstrumente sind durch den Verwaltungsrat festzulegen.		[2] The pre-emptive rights of shareholders shall be excluded upon conversion, exchange, exercise or the triggering of any Financial Instruments in connection with the issuance of shares. The then-current owners of such Financial Instruments shall be entitled or obliged to acquire the new shares issued upon conversion, exchange, exercise or the triggering of any Financial Instruments. The main conditions of the Financial Instruments shall be determined by the Board of Directors.

	[3] Der Verwaltungsrat ist ermächtigt, die Vorwegzeichnungsrechte der Aktionäre im Zusammenhang mit der Ausgabe von Finanzinstrumenten durch die Gesellschaft oder eine ihrer Konzerngesellschaften zu beschränken oder aufzuheben, (1) falls die Ausgabe zum Zwecke der		[3] The Board of Directors shall be authorized to limit or withdraw advance subscription rights of shareholders in connection with the issuance of Financial Instruments by the Company or one of its group companies (1) if the issuance is for purposes of financing or refinancing, or the payment for, the

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Finanzierung oder Refinanzierung oder Abgeltung der Übernahme von Unternehmen, Unternehmensteilen, Beteiligungen, Produkten, Immaterialgüterrechten, Lizenzen oder Investitionen erfolgt, (2) falls die Ausgabe auf nationalen oder internationalen Finanzmärkten oder im Rahmen einer Privatplatzierung erfolgt, (3) wenn ein Aktionär oder eine Gruppe von in gemeinsamer Absprache handelnden Aktionären mehr als 18% des im Handelsregister eingetragenen Aktienkapitals der Gesellschaft auf sich vereinigt hat, ohne allen übrigen Aktionären ein vom Verwaltungsrat empfohlenes Übernahmeangebot unterbreitet zu haben, (4) zur Abwehr eines unterbreiteten, angedrohten oder potentiellen Übernahmeangebotes, welches der Verwaltungsrat, nach Konsultation mit einem von ihm beigezogenen unabhängigen Finanzberater, den Aktionären nicht zur Annahme empfohlen hat bzw. nicht empfehlen wird, weil der Verwaltungsrat das Übernahmeangebot in finanzieller Hinsicht gegenüber den Aktionären nicht als fair oder nicht als im Interesse der Gesellschaft liegend beurteilt oder (5) falls die Finanzinstrumente zu angemessenen Bedingungen ausgegeben werden. Als angemessene Bedingungen gilt insbesondere Folgendes:	acquisition of companies, parts of a company, participations, products, intellectual property rights, licenses or investments, (2) if the issuance occurs in national or international capital markets or through a private placement, (3) following a shareholder or a group of shareholders acting in concert having accumulated shareholdings in excess of 18% of the share capital registered in the commercial register without having submitted to all other shareholders a takeover offer recommended by the Board of Directors, (4) for the defense of an actual, threatened or potential takeover offer that the Board of Directors, upon consultation with an independent financial adviser retained by it, has not recommended or will not recommend to the shareholders to accept on the basis that the Board of Directors does not find such takeover offer to be financially fair to the shareholders or to be in the Company’s interest, or (5) if the Financial Instruments are issued at reasonable terms and conditions. In particular, the following shall be considered reasonable terms and conditions:

(a) Die Finanzinstrumente werden zu marktüblichen Bedingungen ausgegeben oder eingegangen; und	(a) the Financial Instruments are issued or entered into at market conditions; and

(b)   der Umwandlungs-, Tausch- oder sonstige Ausübungspreis der Finanzinstrumente wird unter Berücksichtigung, und/oder unter dem Vorbehalt von Änderungen aufgrund, der Bewertung des Eigenkapitals der Gesellschaft und/oder der Marktbedingungen festgesetzt; und

(b)   the conversion, exchange or exercise price of the Financial Instruments is set with reference to, and/or is subject to change based upon, the valuation of the Company’s equity and/or market conditions; and

(c) die Finanzinstrumente sind höchstens während 10 Jahren ab dem jeweiligen Zeitpunkt der betreffenden Ausgabe oder des betreffenden Abschlusses wandel-, tausch- oder ausübbar.	(c) the Financial Instruments may be converted, exchanged, exercised or triggered during a maximum period of 10 years from the date of the relevant issuance or contract conclusion.

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	[4] Der Erwerb der neuen Aktien, welche über die Wandlung, den Tausch, die Ausübung oder die Auslösung von Finanzinstrumenten direkt oder indirekt erworben werden, sowie jede nachfolgende Übertragung der Aktien unterliegen den Beschränkungen von Artikel 5 dieser Statuten.		[4] The direct or indirect acquisition of the new shares acquired through the conversion, exchange, exercise or triggering of Financial Instruments and any subsequent transfer of such shares shall be subject to the restrictions of Article 5 of these articles of association.

	Artikel 4		Article 4

Aktienzertifikate und Bucheffekten	[1] Die Gesellschaft gibt ihre Namenaktien in Form von Einzelurkunden, Globalurkunden, Wertrechten im Sinne von Artikel 973c oder 973d OR oder Bucheffekten aus. Der Gesellschaft steht es im Rahmen der gesetzlichen Vorgaben frei, ihre in einer dieser Formen ausgegebenen Namenaktien jederzeit und ohne Zustimmung der Aktionäre in eine andere Form umzuwandeln. Die Gesellschaft trägt dafür die Kosten.	Share Certificates and Intermediated Securities	[1] The Company may issue its registered shares in the form of single certificates, global certificates, uncertificated securities within the meaning of article 973c or 973d CO, or intermediated securities. Subject to applicable law, the Company may convert its registered shares from one form into another form at any time and without the approval of the shareholders. The Company shall bear the cost associated with any such conversion.

	[2] Ein Aktionär hat keinen Anspruch auf Umwandlung von in bestimmter Form ausgegebenen Namenaktien in eine andere Form. Jeder Aktionär kann jedoch von der Gesellschaft jederzeit die Ausstellung einer Bescheinigung über die von ihm gemäss Aktienbuch gehaltenen Namenaktien verlangen.		[2] A shareholder has no right to request a conversion of the registered shares issued in one form into another form. Each shareholder may, however, at any time request from the Company a written confirmation of the registered shares held by such shareholder, as reflected in the share register.

	[3] Bucheffekten, denen Namenaktien der Gesellschaft zugrunde liegen, können nicht durch Zession übertragen werden. An diesen Bucheffekten können auch keine Sicherheiten durch Zession bestellt werden.		[3] Intermediated securities based on registered shares of the Company cannot be transferred by way of assignment. A security interest in any such intermediated securities also cannot be granted by way of assignment.

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	Artikel 5		Article 5

Aktienbuch, Eintragungsbeschränkungen, Nominees	[1] Die Gesellschaft oder ein von ihr beauftragter Dritter führt für die Namenaktien ein Aktienbuch, in welches die Eigentümer und Nutzniesser mit Name und Vorname (bei juristischen Personen die Firma), Adresse und Staatsangehörigkeit (bei juristischen Personen der Sitz) eingetragen werden. Wechselt eine im Aktienbuch eingetragene Person ihre Adresse, so hat sie dies dem Aktienbuchführer mitzuteilen. Solange dies nicht geschehen ist, gelten alle brieflichen Mitteilungen der Gesellschaft an die im Aktienbuch eingetragenen Personen als rechtsgültig an die bisher im Aktienbuch eingetragene Adresse erfolgt.	Share Register, Restrictions on Registration, Nominees	[1] The Company shall maintain, itself or through a third party, a share register for the registered shares that lists the surname and name (the name of the company in case of a legal entity), the address and the nationality (the registered office in case of a legal entity) of the shareholders or usufructuaries. A person registered in the share register shall notify the share registrar of any change in address. Until such notification has occurred, all written communications from the Company to persons registered in the share register shall be deemed to have validly been made if sent to the address previously recorded in the share register.

	[2] Erwerber von Namenaktien werden auf Gesuch als Aktionäre mit Stimmrecht im Aktienbuch eingetragen, falls sie ausdrücklich erklären, diese Namenaktien im eigenen Namen und für eigene Rechnung erworben zu haben und dass sie alle anderen gesetzlichen Voraussetzungen erfüllen. Vorbehältlich Absatz 4 und 6 dieses Artikels 5 und Artikel 685d Abs. 3 OR wird keine Person als Aktionär mit Stimmrecht für mehr als 18% des im Handelsregister eingetragenen Aktienkapitals im Aktienbuch eingetragen, und keine Person darf alleine oder zusammen mit Dritten, direkt oder indirekt, formell, zuordenbar oder als wirtschaftlich Berechtigter Stimmrechte (ob ausübbar oder nicht) für mehr als 18% des im Handelsregister eingetragenen Aktienkapitals besitzen oder anderweitig über diese Limite hinaus Stimmrechte (ob ausübbar oder nicht) kontrollieren oder steuern. Diese Beschränkung gilt auch für Personen, die ihre Aktien ganz oder teilweise über Nominees (wie in Absatz 4 dieses Artikels 5 definiert) halten oder erwerben.		[2] Persons acquiring registered shares shall be registered in the share register as shareholders with voting rights upon their request if they expressly declare to have acquired these registered shares in their own name and for their own account and to fulfil any other statutory requirements. Subject to paragraphs 4 and 6 of this Article 5 and article 685d(3) CO, no person or entity shall be registered in the share register as a shareholder with voting rights for, and no person or entity may directly or indirectly, formally, constructively or beneficially own, or otherwise control or direct, alone or together with third parties, voting rights (whether exercisable or not) with respect to, more than 18% of the share capital registered in the commercial register. This restriction shall also apply to persons or entities who hold or acquire some or all of their shares through Nominees (as defined in paragraph 4 of this Article 5).

	[3] Mit Vorbehalt von Artikel 652b Abs. 3 OR gilt diese Eintragungsbeschränkung auch im Falle des Erwerbs von Namenaktien in Ausübung von Bezugs-, Options- oder Wandelrechten. Diese Eintragungsbeschränkung findet keine Anwendung bei Erwerb durch Erbgang, Erbteilung oder eheliches Güterrecht.		[3] Subject to article 652b(3) CO, this registration restriction also applies in the case of the acquisition of shares by the exercise of subscription, option or conversion rights. This registration restriction does not apply to acquisitions by inheritance, division of an estate or matrimonial property law.

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[4] Der Verwaltungsrat kann im eigenen Ermessen Personen, die im Eintragungsgesuch erklären, die Namenaktien als Nominees (je ein Nominee) für Rechnung von Drittberechtigten (je ein wirtschaftlicher Berechtigter) zu halten, als Aktionäre mit Stimmrecht im Aktienbuch eintragen. Falls jedoch ein wirtschaftlich Berechtigter alleine oder zusammen mit Dritten infolge einer solchen getätigten oder aufrechterhaltenen Eintragung direkt oder indirekt, formell, zuordenbar oder als wirtschaftlich Berechtigter Stimmrechte (ob ausübbar oder nicht) für mehr als 18% des im Handelsregister eingetragenen Aktienkapitals besitzen oder anderweitig über diese Limite hinaus Stimmrechte (ob ausübbar oder nicht) kontrollieren oder steuern sollte, kann der Verwaltungsrat die Eintragung des Nominees, der die Aktien für Rechnung des wirtschaftlich Berechtigten hält, in Bezug auf alle Aktien, welche diese Limite überschreiten, streichen. Der Verwaltungsrat kann die Eintragung mit Stimmrecht der von einem Nominee gehaltenen Aktien von Bedingungen, Beschränkungen und Meldepflichten abhängig machen und solche Bedingungen, Beschränkungen und Pflichten nach der Eintragung auferlegen oder anpassen.	[4] The Board of Directors may, in its own discretion, register persons who declare in the registration application that they hold the registered shares as nominees (each a Nominee) on behalf of third party beneficiaries (each a Beneficial Owner) in the share register as shareholders with voting rights. If, however, any Beneficial Owner should as a result of such registration being made or upheld, directly or indirectly, formally, constructively or beneficially own, or otherwise control or direct, alone or together with third parties, voting rights (whether exercisable or not) with respect to more than 18% of the share capital registered in the commercial register, the Board of Directors may cancel the registration of the Nominee holding shares for the account of such Beneficial Owner with respect to any shares in excess of such limit. The Board of Directors may make the registration with voting rights of the shares held by a Nominee subject to conditions, limitations and reporting requirements and may impose or adjust such conditions, limitations and requirements once registered.

[5] Juristische Personen und Personengesellschaften oder andere Personenzusammenschlüsse oder Gesamthandverhältnisse, die untereinander kapital- oder stimmenmässig, durch einheitliche Leitung oder auf andere Weise verbunden sind, sowie natürliche oder juristische Personen oder Personengesellschaften, die im Hinblick auf eine Umgehung der Beschränkungen oder Limiten gemäss Absatz 2 oder 4 dieses Artikels 5 in gemeinsamer Absprache handeln oder anderweitig koordiniert vorgehen oder Aktien indirekt erwerben, gelten als eine Person, ein Nominee oder ein Erwerber im Sinne von Absatz 2 bzw. 4 dieses Artikels 5.	[5] Legal entities and partnerships or other groups of persons or joint owners who are interrelated to one another through capital ownership, voting rights, uniform management or are otherwise linked as well as individuals, legal entities or partnerships who act in concert or otherwise act in a coordinated manner or acquire shares indirectly, thereby circumventing the restrictions or limits pursuant to paragraph 2 or 4 of this Article 5 shall be treated as one single person, entity, Nominee or as one person acquiring shares, as applicable, for purposes of paragraphs 2 and 4 of this Article 5.

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	[6] Der Verwaltungsrat kann aus berechtigten Gründen mit einer Mehrheit von zwei Dritteln sämtlicher Mitglieder beschliessen, im Sinne einer Ausnahme die Beschränkungen oder Limiten gemäss Absatz 2 bzw. 4 dieses Artikels 5 teilweise oder vollständig nicht anzuwenden. Ein berechtigter Grund kann den Fall beinhalten, wo eine Person ein Angebot zum Kauf in Bezug auf sämtliche anderen Aktien der Gesellschaft unterbreitet, welches der Verwaltungsrat, nach Konsultation mit einem unabhängigen Finanzberater, den Aktionären empfiehlt. Aktionäre (ausser Nominees), welche im Zeitpunkt des Inkrafttretens dieses Artikels 5 bereits direkt oder indirekt über einen Nominee mit mehr als 18% des im Handelsregister eingetragenen Aktienkapitals eingetragen sind bzw. Aktien über diese Limite zugeteilt erhalten haben, bleiben bzw. werden mit Stimmrecht für diese Aktien eingetragen.		[6] The Board of Directors may resolve not to apply, in part or in full, the restrictions or limits pursuant to paragraphs 2 or 4 of this Article 5 by way of exception for justified reasons with the majority vote of two thirds of all its members. A justified reason may include the situation where a person extends an offer to purchase with respect to all other shares of the Company, which the Board of Directors, after having consulted an independent financial advisor, recommends to the shareholders. Shareholders, other than Nominees, already being registered with, and / or having been allocated, directly or through a Nominee, more than 18% of the share capital registered in the commercial register at the time that this Article 5 takes effect remain or will be registered with voting rights for such shares.

	[7] Der Verwaltungsrat kann nach Anhörung des eingetragenen Aktionärs oder Nominees dessen Eintragung im Aktienbuch mit Rückwirkung auf das Datum der Eintragung streichen, wenn diese durch falsche oder irreführende Angaben zustande gekommen ist oder Angaben falsch oder irreführend geworden sind. Der Betroffene muss über die Streichung sofort informiert werden.		[7] After hearing the registered shareholder or Nominee, the Board of Directors may cancel such person’s registration in the share register with retroactive effect as of the date of registration if such registration was made based on false or misleading information or if such information becomes untrue or misleading. The relevant shareholder or Nominee shall be promptly informed of the cancellation.

	[8] Der Verwaltungsrat regelt die Einzelheiten und trifft die zur Einhaltung der vorstehenden Bestimmungen notwendigen Anordnungen. Der Verwaltungsrat kann seine Aufgaben delegieren.		[8] The Board of Directors shall regulate all details and issue the instructions necessary to ensure compliance with the preceding provisions. The Board of Directors may delegate its duties.

	Artikel 6		Article 6

Rechtsausübung	[1] Die Gesellschaft anerkennt nur einen Vertreter pro Aktie.	Exercise of Rights	[1] The Company shall only accept one representative per share.

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	[2] Das Stimmrecht und die damit zusammenhängenden Rechte können der Gesellschaft gegenüber von einem Aktionär, Nutzniesser oder Nominee jeweils nur in dem Umfang ausgeübt werden, wie dieser mit Stimmrecht im Aktienbuch eingetragen ist.		[2] The voting right and the rights associated therewith may be exercised vis-à-vis the Company by a shareholder, usufructuary or Nominee only to the extent that such person is registered in the share register with voting rights.

	Abschnitt 3 Organe		Section 3 Corporate Bodies

	A. Die Generalversammlung		A. The General Meeting of Shareholders

	Artikel 7		Article 7

Befugnisse der Generalversammlung	[1] Die Generalversammlung der Aktionäre ist das oberste Organ der Gesellschaft.	Powers of the General Meeting of Shareholders	[1] The General Meeting of Shareholders is the supreme corporate body of the Company.

	[2] Der Generalversammlung stehen folgende unübertragbaren Befugnisse zu:		[2] The General Meeting of Shareholders shall have the following inalienable powers:

	1. die Festsetzung und Änderung dieser Statuten;		1. the adoption and amendment of these articles of association;

	2. die Wahl und Abberufung der Mitglieder des Verwaltungsrates, des Präsidenten des Verwaltungsrates und der Mitglieder des Vergütungsausschusses;		2. the election and dismissal of the members of the Board of Directors, the Chairperson of the Board of Directors and the members of the Compensation Committee;

	3. die Wahl und Abberufung der Revisionsstelle;		3. the election and dismissal of the Auditors;

	4. die Wahl und Abberufung des unabhängigen Stimmrechtsvertreters;		4. the election and dismissal of the independent proxy;

	5. die Genehmigung des Lageberichtes und der Konzernrechnung;		5. the approval of the annual management report and the consolidated financial statements;

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6.  die Genehmigung der Jahresrechnung sowie die Beschlussfassung über die Verwendung des Bilanzgewinnes, insbesondere die Festsetzung der (Zwischen-)Dividende, und die Rückzahlung der gesetzlichen Kapitalreserve;

6.  the approval of the annual financial statements as well as the resolution on the allocation of profit shown on the balance sheet, in particular the determination of (interim) dividends, and the repayment of the statutory capital reserves;

	7. die Entlastung der Mitglieder des Verwaltungsrates und der mit der Geschäftsführung betrauten Personen;		7. the discharge from liability of the members of the Board of Directors and the persons entrusted with management;

	8. die Genehmigung der Vergütungen des Verwaltungsrates und der Geschäftsleitung gemäss Artikel 25 dieser Statuten; und		8. the approval of the compensation of the Board of Directors and of the Executive Committee pursuant to Article 25 of these articles of association; and

9.  die Beschlussfassung über die Gegenstände, die der Generalversammlung durch das Gesetz oder diese Statuten vorbehalten sind oder ihr, vorbehältlich Artikel 716a OR, durch den Verwaltungsrat vorgelegt werden.

9.  the adoption of resolutions on matters that are reserved to the General Meeting of Shareholders by law or these articles of association or that are, subject to article 716a CO, submitted to the General Meeting of Shareholders by the Board of Directors.

	Artikel 8		Article 8

Ordentliche und ausserordentliche Generalversammlungen	[1] Die ordentliche Generalversammlung findet alljährlich innerhalb von sechs Monaten nach Abschluss des Geschäftsjahres der Gesellschaft statt.	Ordinary and Extraordinary General Meetings of Shareholders	[1] The Ordinary General Meeting of Shareholders shall be held each year within six months of the close of the financial year of the Company.

	[2] Ausserordentliche Generalversammlungen finden statt, sofern		[2] Extraordinary General Meetings of Shareholders shall be held if

(a)   der Verwaltungsrat oder die Revisionsstelle es für angezeigt erachten;

(b)   es eine Generalversammlung beschliesst; oder

(c)   Aktionäre, die alleine oder zusammen mindestens 10% des Aktienkapitals vertreten, dies gemeinsam schriftlich unter Angabe des Verhandlungsgegenstandes und des Antrages, und bei Wahlen der Namen der vorgeschlagenen Kandidaten, verlangen. Jeder Einberufungsantrag hat die Anforderungen für Traktandierungsanträge gemäss Artikel 10 Absatz 1 dieser Statuten zu erfüllen.

(a)   the Board of Directors or the Auditors deem it necessary;

(b)   so resolved by a General Meeting of Shareholders; or

(c)   shareholders who hold, alone or together, shares representing at least 10% of the share capital so request in writing, indicating the matters to be discussed and the corresponding proposals and, in case of elections, the names of the nominated candidates. Each calling request must comply with the requirements for requests for inclusion of an item on the agenda pursuant to Article 10 paragraph 1 of these articles of association.

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	[3] Der Verwaltungsrat bestimmt den oder die Tagungsorte und die Modalitäten der Generalversammlung, welche in der Schweizer oder im Ausland durchgeführt werden kann.		[3] The Board of Directors shall determine the venue(s) and modalities of the General Meeting of Shareholders, which may be held in Switzerland or abroad.

	[4] Sofern gesetzlich zulässig und die gesetzlichen Voraussetzungen erfüllt sind, kann der Verwaltungsrat vorsehen, dass die Generalversammlung mit elektronischen Mitteln ohne Tagungsort als virtuelle Versammlung durchgeführt wird. Die Aktionäre haben keinen Anspruch auf Durchführung einer virtuellen Versammlung oder auf Ausübung ihrer Rechte auf elektronischem Weg, wenn sie nicht am Tagungsort anwesend oder vertreten sind.		[4] To the extent permitted by law and subject to the requirements by law, the Board of Directors may provide for the General Meeting of Shareholders to be held by electronic means without a venue as a virtual meeting. Shareholders are not entitled to request that a virtual meeting is held or that they may exercise their rights by electronic means if they are neither present nor represented at the venue.

	Artikel 9		Article 9

Einberufung	[1] Die Generalversammlung wird durch den Verwaltungsrat, nötigenfalls die Revisionsstelle, mindestens 20 Kalendertage vor dem Tag der Versammlung einberufen. Das Einberufungsrecht steht auch den Liquidatoren und Vertretern der Anleihensgläubiger zu.	Notice	[1] Notice of a General Meeting of Shareholders shall be given by the Board of Directors or, if necessary, by the Auditors, at least 20 calendar days prior to the date of the meeting. Liquidators and representatives of bond-holders are also entitled to call a General Meeting of Shareholders.

	[2] Die Einberufung zur Generalversammlung erfolgt durch einmalige Bekanntmachung im Publikationsorgan der Gesellschaft gemäss Artikel 34 dieser Statuten. Eingetragene Aktionäre können überdies in der gemäss Artikel 34 dieser Statuten vorgesehen Form orientiert werden.		[2] Notice of the General Meeting of Shareholders shall be given by way of a single announcement in the official means of publication of the Company pursuant to Article 34 of these articles of association. Registered shareholders may in addition be notified in the form pursuant to Article 34 of these articles of association.

	[3] Mindestens 20 Kalendertage vor der ordentlichen Generalversammlung sind der Geschäftsbericht, der Vergütungsbericht und die Revisionsberichte den Aktionären elektronisch zugänglich zu machen und sofern gesetzlich erforderlich am Sitz der Gesellschaft zur Einsicht der Aktionäre aufzulegen.		[3] The annual report, the compensation report and the Auditors’ reports shall be made available electronically to the shareholders and, if required by law, made available for inspection by the shareholders at the registered office of the Company at least 20 calendar days prior to the Ordinary General Meeting of Shareholders.

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	[4] Die Einberufung muss die Verhandlungsgegenstände sowie die Anträge des Verwaltungsrates und des oder der Aktionäre, welche die Durchführung einer Generalversammlung oder die Traktandierung eines Verhandlungsgegenstandes verlangt haben, und bei Wahlgeschäften die Namen der vorgeschlagenen Kandidaten sowie die weiteren gesetzlich erforderlichen Angaben enthalten.		[4] The notice shall specify the items on the agenda as well as the proposals of the Board of Directors and the shareholder(s) who requested that a General Meeting of Shareholders be held or an item be included on the agenda and, in the event of elections, the names of the proposed candidates, and otherwise include the information required by law.

	Artikel 10		Article 10

Traktandierung	[1] Aktionäre, die alleine oder zusammen entweder Aktien im Nennwert von mindestens CHF 1’000’000 oder in Höhe von mindestens 10% des Aktienkapitals vertreten, können die Traktandierung eines Verhandlungsgegenstandes verlangen. Die Traktandierung muss mindestens 45 Kalendertage vor der Versammlung schriftlich unter Angabe des Verhandlungsgegenstandes und der Anträge der Aktionäre anbegehrt werden. Jeder Traktandierungsantrag muss folgendes beinhalten: (i) eine kurze Beschreibung des Traktandums und die Gründe, weshalb dieses an der Versammlung diskutiert werden soll, (ii) die Anträge zum Traktandum, (iii) den Namen und die Adresse des beantragenden Aktionärs, wie diese im Aktienbuch erscheinen, (iv) die Anzahl der Aktien der Gesellschaft, welche dieser Aktionäre wirtschaftlich hält, (v) das Datum, an welchem der Aktionär die Aktien erworben hat, (vi) Dokumente, welche den Anspruch auf die wirtschaftliche Berechtigung belegen, (vii) die wesentlichen Interessen dieses Aktionärs in Bezug auf die Traktandierung, (viii) einer Erklärung zugunsten der Angelegenheit, und (ix) sämtliche weiteren Informationen, welche unter anwendbarem Recht und den anwendbaren Börsenregularien erforderlich sind.	Agenda	[1] Shareholders who, alone or together, either hold shares with a par value of at least CHF 1,000,000 or represent at least 10% of the share capital may request that an item be included on the agenda. Such request must be made in writing at least 45 calendar days prior to the General Meeting of Shareholders, specifying the agenda item and the proposals of the shareholders. Each request for inclusion of an item on the agenda shall include (i) a brief description of the agenda item and the reason for which it is to be discussed at the meeting; (ii) the proposals regarding the agenda item; (iii) the name and address, as they appear on the Company’s share register, of the shareholder proposing such business; (iv) the number of shares of the Company which are beneficially owned by such shareholder; (v) the dates upon which the shareholder acquired such shares; (vi) documentary support for any claim of beneficial ownership; (vii) any material interest of such shareholder in including the item in the agenda; (viii) a statement in support of the matter; and (ix) all other information required under applicable law and stock exchange rules.

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	[2] Über Anträge zu nicht gehörig angekündigten Verhandlungsgegenständen kann die Generalversammlung keine Beschlüsse fassen; ausgenommen sind hiervon jedoch an einer Generalversammlung gestellte Anträge auf Einberufung einer ausserordentlichen Generalversammlung oder auf Durchführung einer Sonderuntersuchung.		[2] No resolutions may be passed at a General Meeting of Shareholders on proposals concerning agenda items for which proper notice was not given. This provision shall not apply, however, to proposals made during a General Meeting of Shareholders to convene an Extraordinary General Meeting of Shareholders or to initiate a special investigation.

	[3] Zur Stellung von Anträgen im Rahmen der Verhandlungsgegenstände und zu Verhandlungen ohne Beschlussfassung bedarf es keiner vorgängigen Ankündigung.		3 No prior notice is required to bring motions related to items already on the agenda or for the discussion of matters on which no resolution is to be taken.

	Artikel 11		Article 11

Vorsitz der Generalversammlung, Stimmenzähler, Protokoll	[1] Der Präsident des Verwaltungsrates führt den Vorsitz in der Generalversammlung. Bei seiner Abwesenheit führt der Vizepräsident des Verwaltungsrates, ein anderes Mitglied oder eine vom Verwaltungsrat bezeichnete Person den Vorsitz. Steht kein Mitglied des Verwaltungsrates zur Verfügung und hat der Verwaltungsrat keinen Vertreter bezeichnet, so wird der Vorsitzende von der Generalversammlung gewählt.	Chairperson, Vote Counters, Minutes	[1] The Chairperson of the Board of Directors shall chair the General Meeting of Shareholders. In his or her absence, the Vice-Chairperson of the Board of Directors, another member or a person designated by the Board of Directors shall chair the General Meeting of Shareholders. If no member of the Board of Directors is available and no other person has been designated by the Board of Directors, the acting chair shall be elected by the General Meeting of Shareholders.

	[2] Der Vorsitzende der Generalversammlung bezeichnet einen Protokollführer und den oder die Stimmenzähler, die alle nicht Aktionäre sein müssen. Das Protokoll ist vom Vorsitzenden und vom Protokollführer zu unterzeichnen.		[2] The acting chair of the General Meeting of Shareholders shall appoint the secretary and the vote counter(s), none of whom need be shareholders. The minutes shall be signed by the acting chair of the General Meeting of Shareholders and the secretary.

	[3] Der Vorsitzende der Generalversammlung hat sämtliche Leitungsbefugnisse, die für die ordnungsgemässe Durchführung der Generalversammlung nötig und angemessen sind.		[3] The acting chair of the General Meeting of Shareholders shall have all powers and authority necessary and appropriate to ensure the orderly conduct of the General Meeting of Shareholders.

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	Artikel 12		Article 12

Stimmrecht, Vertretung	[1] Vorbehältlich Absatz 2 dieses Artikels 12 berechtigt jede Aktie zu einer Stimme. Das Stimmrecht untersteht den Bedingungen von Artikel 5 und 6 dieser Statuten.	Voting Rights, Representation	[1] Subject to paragraph 2 of this Article 12, each share shall convey the right to one vote. The voting rights are subject to the conditions of Articles 5 and 6 of these articles of association.

	[2] Kein Aktionär kann direkt oder indirekt für eigene oder vertretene Aktien Stimmrechte ausüben, welche 18% des im Handelsregister eingetragenen Aktienkapitals überschreiten. Juristische Personen und Personengesellschaften oder andere Personenzusammenschlüsse oder Gesamthandverhältnisse, die untereinander kapital- oder stimmenmässig, durch einheitliche Leitung oder auf andere Weise verbunden sind, sowie natürliche oder juristische Personen oder Personengesellschaften, die in gemeinsamer Absprache handeln oder anderweitig koordiniert vorgehen, gelten als eine Person. Der Verwaltungsrat kann aus berechtigten Gründen mit einer Mehrheit von zwei Dritteln sämtlicher Mitglieder beschliessen, im Sinne einer Ausnahme diese Stimmrechtsbeschränkung nicht anzuwenden. Die Stimmrechtsbeschränkung gemäss diesem Absatz findet keine Anwendung auf die Ausübung des Stimmrechts durch Aktionäre bzw. deren Bevollmächtigte, soweit deren Aktien gemäss Artikel 5 Absatz 2, 4 oder 6 dieser Statuten rechtmässig mit Stimmrecht ins Aktienbuch eingetragen sind und sie diese Bestimmungen nach wie vor einhalten.		[2] No shareholder may exercise, directly or indirectly, voting rights with respect to own or represented shares in excess of 18% of the share capital registered in the commercial register. Legal entities and partnerships or other groups of persons or joint owners who are interrelated to one another through capital ownership, voting rights, uniform management or are otherwise linked as well as individuals or legal entities and partnerships who act in concert or otherwise act in a coordinated manner shall be treated as one single person. The Board of Directors may resolve not to apply this voting rights limitation by way of exception for justified reasons with the majority vote of two thirds of all its members. The voting rights limitation set forth in this paragraph shall not apply to the exercise of voting rights by shareholders or their proxies to the extent that their shares are validly registered with voting rights in the share register pursuant to paragraphs 2, 4 or 6 of Article 5 of these articles of association and they are still in compliance with these provisions.

	[3] Der Verwaltungsrat erlässt die Verfahrensvorschriften über die Teilnahme und Vertretung an der Generalversammlung und regelt die Form und Anforderungen an Vollmachten und Weisungen. Ein Aktionär kann sich an der Generalversammlung nur durch den unabhängigen Stimmrechtsvertreter, seinen gesetzlichen Vertreter oder mittels Vollmacht durch		[3] The Board of Directors shall issue the rules regarding the participation in and representation at the General Meeting of Shareholders and determine the form and requirements as to proxies and instructions. A shareholder may only be represented at the General Meeting of Shareholders by the independent proxy, its legal representative

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	einen anderen Vertreter seiner Wahl vertreten lassen. Alle von einem Aktionär gehaltenen Aktien können nur von einer Person vertreten werden.		or, by means of a proxy, by any other representative of its choice. All shares held by a shareholder may only be represented by one person.

	[4] Die Generalversammlung wählt den unabhängigen Stimmrechtsvertreter für eine Amtsdauer bis zum Abschluss der nächsten ordentlichen Generalversammlung. Wiederwahl ist möglich.		[4] The General Meeting of Shareholders shall elect the independent proxy for a term of office until completion of the next Ordinary General Meeting of Shareholders. Re-election is possible.

	[5] Hat die Gesellschaft keinen unabhängigen Stimmrechtsvertreter, wird dieser für die nächste Generalversammlung vom Verwaltungsrat bezeichnet.		5 If the Company does not have an independent proxy, the Board of Directors shall appoint the independent proxy for the next General Meeting of Shareholders.

	Artikel 13		Article 13

Beschlüsse, Wahlen	[1] Die Generalversammlung beschliesst und wählt mit der absoluten Mehrheit der vertretenen Aktienstimmen, soweit es das Gesetz oder diese Statuten nicht anders bestimmen.	Resolutions, Elections	[1] The General Meeting of Shareholders shall pass its resolutions and decide its elections by the absolute majority of the votes represented allocated to the shares, unless required otherwise by law or these articles of association.

	[2] Ein Beschluss der Generalversammlung, der mindestens zwei Drittel der vertretenen Stimmen und die absolute Mehrheit der vertretenen Aktiennennwerte auf sich vereinigt, ist erforderlich für:		[2] Two thirds of the votes represented and the absolute majority of the par value of shares represented shall be required for the General Meeting of Shareholders to adopt resolutions on the following matters:

	1. die Änderung des Gesellschaftszweckes;		1. the amendment of the purpose of the Company;

	2. die Einführung von Stimmrechtsaktien;		2. the creation of shares with privileged voting rights;

	3. die Beschränkung der Übertragbarkeit von Namenaktien und die Aufhebung einer solchen Beschränkung;		3. the restriction on the transferability of registered shares and the cancelation of such a restriction;

	4. eine genehmigte oder eine bedingte Kapitalerhöhung;		4. an authorized or conditional increase in share capital;

	5. die Kapitalerhöhung aus Eigenkapital, gegen Sacheinlage oder zwecks Sachübernahme und die Gewährung von besonderen Vorteilen;		5. an increase in share capital through the conversion of equity surplus, against contributions in kind or for purposes of an acquisition of assets, or the granting of special benefits;

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6. die Einschränkung oder Aufhebung des Bezugsrechtes;	6. the limitation or withdrawal of pre-emptive rights;

7. die Verlegung des Sitzes der Gesellschaft;	7. the relocation of the registered office of the Company;

8. die Auflösung der Gesellschaft;	8. the dissolution of the Company;

9. die Abberufung von einem Mitglied oder des Präsidenten Verwaltungsrates oder einem Mitglied des Vergütungsausschusses vor dem Ende seiner oder ihrer Amtszeit;	9. the dismissal of any member of the Board of Directors, of its Chairperson or of any member of the Compensation Committee before the end of his or her term of office;

10. jeder andere Gegenstand, für den das Gesetz eine solche Mehrheit verlangt; und	10. any other matter for which the law requires such majority; and

11.  die Änderung oder Aufhebung von folgenden Statutenbestimmungen, davon ausgenommen sind redaktionelle Änderungen, die den Inhalt nicht tatsächlich ändern:

(i) Artikel 5 Absatz 2–6;

(ii)  Artikel 12 Absatz 2;

(iii)  Artikel 13 Absatz 2 Ziffern 3, 9 und 11;

(iii)  Artikel 14; und

(iv) Artikel 17.

11.  the amendment or repeal of the following provisions of these articles of association, with the exception of editorial amendments that do not effectively change their content:

(i) Article 5 paragraphs 2–6;

(ii)  Article 12 paragraph 2;

(iii)  Article 13 paragraph 2 nos. 3¸ 9 and 11;

(iv) Article 14; and

(iv) Article 17.

[3] Die Abstimmungen und Wahlen erfolgen offen, es sei denn, dass der Vorsitzende der Generalversammlung eine schriftliche oder elektronische Abstimmung respektive Wahl anordnet. Der Vorsitzende der Generalversammlung kann eine Abstimmung oder Wahl jederzeit wiederholen lassen, sofern nach seiner Meinung Zweifel am Abstimmungsergebnis bestehen; in diesem Fall gilt die vorausgegangene Abstimmung oder Wahl als nicht geschehen.	[3] Resolutions and elections shall be decided by open ballot, unless the acting chair of the General Meeting of Shareholders resolves that a secret ballot be held or that it be voted by electronic means. The acting chair of the General Meeting of Shareholders may at any time order that a resolution or election be repeated if he or she considers the vote to be in doubt. The resolution or election previously held shall then be deemed not to have taken place.

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	B. Der Verwaltungsrat		B. The Board of Directors

	Artikel 14		Article 14

Anzahl Verwaltungsräte	Der Verwaltungsrat besteht aus mindestens drei und höchstens neun Mitgliedern.	Number of Directors	The Board of Directors shall consist of not less than three and no more than nine members.

	Artikel 15		Article 15

Wahl und Amtsdauer	[1] Die Generalversammlung wählt die Mitglieder des Verwaltungsrates und den Präsidenten des Verwaltungsrates einzeln für eine Amtsdauer bis zum Abschluss der nächsten ordentlichen Generalversammlung. Wiederwahl ist möglich.	Election and Term of Office	[1] The General Meeting of Shareholders shall elect the members of the Board of Directors and the Chairperson of the Board of Directors individually and for a term of office until the completion of the next Ordinary General Meeting of Shareholders. Re-election is possible.

	[2] Ist das Präsidium des Verwaltungsrates vakant, bezeichnet der Verwaltungsrat bis zum Abschluss der nächsten ordentlichen Generalversammlung aus seiner Mitte einen Präsidenten.		[2] If the office of the Chairperson of the Board of Directors is vacant, the Board of Directors shall appoint a new Chairperson from among its members for a term of office extending until completion of the next Ordinary General Meeting of Shareholders.

	Artikel 16		Article 16

Organisation des Verwaltungsrates	[1] Vorbehältlich der Wahl des Präsidenten und der Mitglieder des Vergütungsausschusses durch die Generalversammlung konstituiert sich der Verwaltungsrat selbst. Der Verwaltungsrat kann einen oder mehrere Vizepräsidenten wählen.	Organization of the Board of Directors	[1] Except for the election of the Chairperson of the Board of Directors and the members of the Compensation Committee by the General Meeting of Shareholders, the Board of Directors shall constitute itself. The Board of Directors may elect one or several Vice-Chairpersons.

	[2] Der Verwaltungsrat ordnet im Übrigen und vorbehältlich dieser Statuten seine Organisation und Beschlussfassung durch ein Organisationsreglement.		[2] Subject to these articles of association, the Board of Directors shall regulate its organization and the adoption of resolutions in the organizational regulations.

Statuten der VectivBio Holding AG | Articles of Association of VectivBio Holding Ltd	22 | 38

	Artikel 17		Article 17

Ersatz der Auslagen, Schadloshaltung	[1] Die Mitglieder des Verwaltungsrates haben Anspruch auf Ersatz sämtlicher ihrer im Interesse der Gesellschaft aufgewendeten Auslagen.	Reimbursement of Expenses, Indemnification	[1] The members of the Board of Directors shall be entitled to the reimbursement of all expenses incurred in the interest of the Company.

	[2] Soweit nicht von einer Versicherungsdeckung erfasst oder durch Dritte bezahlt, hält die Gesellschaft soweit gesetzlich zulässig aktuelle und ehemalige Mitglieder des Verwaltungsrates und der Geschäftsleitung sowie deren Erben, Konkurs- oder Nachlassmassen aus Gesellschaftsmitteln für Schäden, Verluste, Kosten, Gebühren und Aufwendungen aus drohenden, hängigen oder abgeschlossenen Klagen, Verfahren oder Untersuchungen zivil-, straf- oder verwaltungsrechtlicher oder anderer Natur schadlos, welche ihnen oder ihren Erben, Konkurs- oder Nachlassmassen entstehen aufgrund von tatsächlichen oder behaupteten Handlungen, Zustimmungen oder Unterlassungen im Zusammenhang mit der Ausübung ihrer Organpflichten oder behaupteten Organpflichten als Mitglied des Verwaltungsrates oder der Geschäftsleitung oder aufgrund der Tatsache, dass sie Mitglied des Verwaltungsrates oder der Geschäftsleitung der Gesellschaft sind oder waren, oder während ihrer Tätigkeit als Mitglied des Verwaltungsrates oder der Geschäftsleitung der Gesellschaft Mitglied des Verwaltungsrates oder der Geschäftsleitung, Arbeitnehmer oder Agent einer der Konzerngesellschaften der Gesellschaft sind oder waren oder auf Aufforderung der Gesellschaft Mitglied des Verwaltungsrates oder der Geschäftsleitung, Arbeitnehmer oder Agent eines anderen Unternehmens, einer anderen Gesellschaft, einer nicht-rechtsfähigen Personengesellschaft oder eines Trusts sind oder waren. Diese Pflicht zur Schadloshaltung besteht nicht, soweit in einem endgültigen, nicht weiterziehbaren Entscheid eines zuständigen Gerichts bzw. einer zuständigen Verwaltungsbehörde entschieden worden ist, dass eine der genannten Personen ihre Organpflichten als Mitglied des Verwaltungsrates oder der Geschäftsleitung absichtlich oder grobfahrlässig verletzt hat.		[2] To the extent not included in insurance coverage or paid by third parties, the Company shall indemnify and hold harmless, to the extent permitted by law, the existing and former members of the Board of Directors and the Executive Committee, and their heirs, executors and administrators, out of the assets of the Company from and against all threatened, pending or completed actions, suits or proceedings – whether civil, criminal, administrative or investigative – and all losses, damages, charges, costs and expenses which they or any of them, their heirs, executors or administrators, shall or may incur or sustain by or by reason of any actual or alleged acts, consents or omissions in connection with the execution of their statutory duty or alleged statutory duty as a member of the Board of Directors or the Executive Committee, or by reason of the fact that he or she is or was a member of the Board of Directors or the Executive Committee of the Company, or while serving as a member of the Board of Directors or the Executive Committee of the Company is or was serving as a director, member of the executive management, employee or agent of any of the Company’s group companies or at the request of the Company as a director, member of the executive management, employee or agent of another corporation, partnership, joint venture, trust or other enterprise; provided, however, that this indemnity shall not extend to any matter in which any of said persons is found, in a final judgment or decree of a court or governmental or administrative authority of competent jurisdiction not subject to appeal, to have committed an intentional or grossly negligent breach of his or her statutory duties as a member of the Board of Directors or Executive Committee.

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	[3] Ohne den vorangehenden Absatz 2 dieses Artikels 17 einzuschränken, bevorschusst die Gesellschaft aktuellen oder ehemaligen Mitgliedern des Verwaltungsrates und der Geschäftsleitung Gerichts- und Anwaltskosten, soweit diese nicht von einer Versicherungsdeckung erfasst oder durch Dritte bevorschusst werden. Die Gesellschaft kann solche Vorschüsse zurückfordern, wenn ein zuständiges Gericht oder eine zuständige Verwaltungsbehörde in einem endgültigen, nicht weiterziehbaren Urteil bzw. Entscheid zum Schluss kommt, dass eine der genannten Personen ihre Organpflichten als Mitglied des Verwaltungsrates oder der Geschäftsleitung absichtlich oder grobfahrlässig verletzt hat.		[3] Without limiting the foregoing paragraph 2 of this Article 17, to the extent not included in insurance coverage or advanced by third parties, the Company shall advance court costs and attorneys’ fees to the existing and former members of the Board of Directors and Executive Committee. The Company may however recover such advanced costs if any of said persons is found, in a final judgment or decree of a court or governmental or administrative authority of competent jurisdiction not subject to appeal, to have committed an intentional or grossly negligent breach of his or her statutory duties as a member of the Board of Directors or Executive Committee.

	Artikel 18		Article 18

Einberufung, Beschlussfassung, Protokoll	[1] Sitzungen des Verwaltungsrates werden vom Präsidenten oder im Falle seiner Verhinderung vom Vizepräsidenten oder einem anderen Mitglied des Verwaltungsrates einberufen, so oft dies als notwendig erscheint oder wenn ein Mitglied es schriftlich oder per E-Mail oder in einer anderen elektronischen Form unter Angabe der Gründe verlangt.	Convening of Meetings, Resolutions, Minutes	[1] The Board of Directors shall meet at the invitation of its Chairperson or, failing him, of the Vice-Chairperson or of another member of the Board of Directors as often as the business of the Company requires or if a member requests it in writing or via e-mail or in another electronic form, indicating the reasons.

	[2] Sofern das vom Verwaltungsrat erlassene Organisationsreglement oder ein Beschluss des Verwaltungsrates unter Einhaltung des anwendbaren Präsenzquorums nichts Anderes festlegt, ist zur Beschlussfähigkeit des Verwaltungsrates die Anwesenheit der Mehrheit seiner Mitglieder erforderlich. Kein Präsenzquorum ist erforderlich für die Anpassungs- und Feststellungsbeschlüsse des Verwaltungsrates im Zusammenhang mit Kapitalerhöhungen.		[2] Unless the organizational regulations adopted by the Board of Directors or a resolution taken by the Board of Directors with the applicable attendance quorum provide otherwise, the Board of Directors shall only have a quorum if the majority of the members of the Board of Directors is present. No attendance quorum shall be required for resolutions of the Board of Directors providing for the amendment and ascertainment of a capital increase.

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	[3] Sofern das vom Verwaltungsrat erlassene Organisationsreglement nichts Anderes festlegt, fasst der Verwaltungsrat seine Beschlüsse mit der Mehrheit der abgegebenen Stimmen. Bei Stimmengleichheit hat der Vorsitzende keinen Stichentscheid.		[3] Unless the organizational regulations adopted by the Board of Directors provide otherwise, the Board of Directors shall adopt its resolutions by a majority of votes cast. In the case of a tie, the acting chair shall have no casting vote.

	[4] Die Beschlüsse sind in einem Protokoll festzuhalten, das vom Vorsitzenden und dem Sekretär zu unterzeichnen ist.		[4] The decisions of the Board of Directors shall be recorded in minutes to be signed by the acting chair and the secretary.

	[5] Beschlüsse können auch auf schriftlichem Weg oder durch Zustimmung per E-Mail oder in einer anderen elektronischen Form gefasst werden, sofern nicht ein Mitglied mündliche Beratung verlangt.		[5] Resolutions may also be adopted by way of written consent or by approval via e-mail or in another electronic form, unless a member requests discussion thereof.

	Artikel 19		Article 19

Befugnisse des Verwaltungsrates	[1] Der Verwaltungsrat kann in allen Angelegenheiten Beschluss fassen, die nicht nach Gesetz, diesen Statuten oder einem Reglement einem anderen Organ der Gesellschaft übertragen sind.	Powers of the Board of Directors	[1] The Board of Directors may pass resolutions with respect to all matters which are not delegated to another corporate body of the Company by law, by these articles of association or by regulations.

	[2] Er hat folgende unübertragbare und unentziehbare Aufgaben:		[2] It shall have the following non-transferable and inalienable duties:

	1. die Oberleitung der Gesellschaft und die Erteilung der nötigen Weisungen;		1. the ultimate management of the Company and the issuance of necessary instructions;

	2. die Festlegung der Organisation der Gesellschaft;		2. the determination of the organization of the Company;

	3. die Ausgestaltung des Rechnungswesens, der Finanzkontrolle und der Finanzplanung;		3. the structuring of the accounting system, of the financial controls and of the financial planning;

	4. die Ernennung und Abberufung der mit der Geschäftsführung und der Vertretung der Gesellschaft betrauten Personen und die Regelung der Zeichnungsberechtigung;		4. the appointment and dismissal of the persons entrusted with management and representation of the Company, and issuance of rules on the signature authority;

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5. die Oberaufsicht über die mit der Geschäftsführung betrauten Personen, namentlich im Hinblick auf die Befolgung der Gesetze, dieser Statuten, der Reglemente und Weisungen;	5. the ultimate supervision of the persons entrusted with management, in particular in view of compliance with the law, these articles of association, regulations and directives;

6. die Erstellung des Geschäftsberichtes und des Vergütungsberichtes;	6. the preparation of the annual report and the compensation report;

7. die Vorbereitung der Generalversammlung und die Ausführung ihrer Beschlüsse;	7. the preparation of the General Meeting of Shareholders and the implementation of its resolutions;

8.  die Beschlussfassung über die Erhöhung des Aktienkapitals, soweit dies in der Kompetenz des Verwaltungsrates liegt, die Feststellung von Kapitalerhöhungen, die Erstellung des Kapitalerhöhungsberichts und die Vornahme der entsprechenden Statutenänderungen (einschliesslich Löschungen);

8.  the adoption of resolutions on the increase of the share capital to the extent that such power is vested in the Board of Directors, the ascertainment of capital increases, the preparation of the report on the capital increase, and the respective amendments of the articles of association (including deletions);

9. die gemäss Fusionsgesetz unübertragbaren und unentziehbaren Aufgaben und Befugnisse des Verwaltungsrates;	9. the non-transferable and inalienable powers and duties of the Board of Directors pursuant to the Swiss Merger Act;

10. die Einreichung eines Gesuchs um Nachlassstundung und die Benachrichtigung des Gerichts im Falle der Überschuldung;	10. the submission of an application for debt-restructuring moratorium and the notification of the court if liabilities exceed assets;

11. andere durch Gesetz oder diese Statuten dem Verwaltungsrat vorbehaltene Aufgaben und Befugnisse.	11. other powers and duties reserved to the Board of Directors by law or these articles of association.

3 Im Übrigen kann der Verwaltungsrat die Geschäftsführung sowie die Vertretung der Gesellschaft im Rahmen dieser Statuten und der gesetzlichen Bestimmungen durch Erlass eines Organisationsreglements ganz oder teilweise an einzelne oder mehrere seiner Mitglieder oder an Dritte übertragen.	3 In all other respects, the Board of Directors may delegate in whole or in part the management and the representation of the Company within the framework set forth by these articles of association and the law to one or several of its members or to third parties by means of organizational regulations.

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C. Der Vergütungsausschuss	C. The Compensation Committee

	Artikel 20		Article 20

Anzahl Mitglieder	Der Vergütungsausschuss besteht aus mindestens drei Mitgliedern des Verwaltungsrates.	Number of Members	The Compensation Committee shall consist of no less than three members of the Board of Directors.

	Artikel 21		Article 21

Wahl und Amtsdauer	[1] Die Generalversammlung wählt die Mitglieder des Vergütungsausschusses einzeln für eine Amtsdauer bis zum Abschluss der nächsten ordentlichen Generalversammlung. Wiederwahl ist möglich.	Election and Term of Office	[1] The General Meeting of Shareholders shall elect the members of the Compensation Committee individually for a term of office until the completion of the next Ordinary General Meeting of Shareholders. Re-election is possible.

	[2] Scheiden ein oder mehrere Mitglieder aus oder ist der Vergütungsausschuss nicht vollständig besetzt, kann der Verwaltungsrat bis zum Abschluss der nächsten ordentlichen Generalversammlung aus seiner Mitte Mitglieder bezeichnen.		[2] If there are vacancies on the Compensation Committee, the Board of Directors may appoint substitute members from among its members for a term of office extending until the completion of the next Ordinary General Meeting of Shareholders.

	Artikel 22		Article 22

Organisation des Vergütungsausschusses	[1] Der Vergütungsausschuss konstituiert sich selbst. Sofern das vom Verwaltungsrat erlassene Organisationsreglement oder ein Beschluss des Verwaltungsrates unter Einhaltung des anwendbaren Präsenzquorums nichts Anderes festlegt, bezeichnet der Verwaltungsrat aus der Mitte des Vergütungsausschusses einen Vorsitzenden.	Organization of the Compensation Committee	[1] The Compensation Committee shall constitute itself. Unless the organizational regulations adopted by the Board of Directors or a resolution taken by the Board of Directors with the applicable attendance quorum provide otherwise, the Board of Directors shall elect a chair from among the members of the Compensation Committee.
	[2] Im Übrigen erlässt der Verwaltungsrat ein Reglement über die Organisation und Beschlussfassung des Vergütungsausschusses.		[2] The Board of Directors shall issue regulations establishing the organization and decision-making process of the Compensation Committee.

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	Artikel 23		Article 23

Aufgaben und Zuständigkeiten	[1] Der Vergütungsausschuss unterstützt den Verwaltungsrat bei der Festsetzung und Überprüfung der Vergütungspolitik und -richtlinien sowie bei der Vorbereitung der Anträge zuhanden der Generalversammlung betreffend die Vergütung des Verwaltungsrates und der Geschäftsleitung. Er kann dem Verwaltungsrat Vorschläge zu weiteren Vergütungsfragen unterbreiten.	Duties and Powers	[1] The Compensation Committee shall support the Board of Directors in establishing and reviewing the compensation strategy and guidelines as well as in preparing the proposals to the General Meeting of Shareholders regarding the compensation of the Board of Directors and the Executive Committee. It may submit proposals to the Board of Directors in other compensation-related issues.

	[2] Der Verwaltungsrat legt in einem Reglement fest, für welche Funktionen des Verwaltungsrates und der Geschäftsleitung der Vergütungsausschuss Vorschläge für die Leistungswerte, Zielwerte und Vergütungen der Mitglieder des Verwaltungsrates und der Geschäftsleitung unterbreitet und für welche Funktionen er im Rahmen dieser Statuten und der vom Verwaltungsrat erlassenen Richtlinien die Leistungswerte, Zielwerte und Vergütungen der Mitglieder des Verwaltungsrates und der Geschäftsleitung festsetzt.		[2] The Board of Directors shall determine in regulations for which positions of the Board of Directors and the Executive Committee the Compensation Committee shall submit proposals for the performance metrics, target values and the compensation of the members of the Board of Directors and the Executive Committee, and for which positions it shall itself determine, in accordance with these articles of association and the compensation guidelines established by the Board of Directors, the performance metrics, target values and the compensation of the members of the Board of Directors and the Executive Committee.

	[3] Der Verwaltungsrat kann dem Vergütungsausschuss weitere Aufgaben zuweisen.		[3] The Board of Directors may delegate further tasks to the Compensation Committee.

	D. Die Revisionsstelle		D. The Auditors

	Artikel 24		Article 24

	[1] Die Generalversammlung wählt die Revisionsstelle für eine Amtsdauer bis zum Abschluss der nächsten ordentlichen Generalversammlung. Wiederwahl ist möglich.		[1] The General Meeting of Shareholders shall elect the Auditors for a term of office until the completion of the next Ordinary General Meeting of Shareholders. Re-election is possible.

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	[2] Der Revisionsstelle obliegen die ihr vom Gesetz zugewiesenen Befugnisse und Pflichten.		[2] The Auditors shall have the powers and duties vested in them by law.

	[3] Der Verwaltungsrat kann die Revisionsstelle jederzeit beauftragen, besondere Abklärungen, insbesondere Zwischenrevisionen, durchzuführen und darüber Bericht zu erstatten.		[3] The Board of Directors may mandate the Auditors at any time to perform special investigations, in particular interim audits, and to prepare a report on their findings.

	Abschnitt 4 Vergütungen der Mitglieder des Verwaltungsrates und der Geschäftsleitung		Section 4 Compensation of the Members of the Board of Directors and the Executive Committee

	Artikel 25		Article 25

Genehmigung der Vergütung durch die Generalversammlung	[1] Die Generalversammlung genehmigt die Anträge des Verwaltungsrates in Bezug auf die Gesamtbeträge	Approval of the Compensation by the General Meeting of Shareholders	[1] The General Meeting of Shareholders shall approve the proposals of the Board of Directors in relation to the aggregate amounts of:
	1. für die maximale Vergütung des Verwaltungsrates für die Dauer bis zur nächsten ordentlichen Generalversammlung;		1. the maximum compensation of the Board of Directors until the completion of the next Ordinary General Meeting of Shareholders;

	2. für die maximale Vergütung der Geschäftsleitung für das folgende Geschäftsjahr.		2. the maximum compensation of the Executive Committee for the following financial year.

	[2] Der Verwaltungsrat kann der Generalversammlung abweichende oder zusätzliche Anträge in Bezug auf die gleichen oder andere Zeitperioden zur Genehmigung vorlegen. Wird der Generalversammlung die variable Vergütung der Geschäftsleitung für das folgende Geschäftsjahr zur Genehmigung vorgelegt, stimmt die Generalversammlung in der Folge konsultativ über den Vergütungsbericht des jeweiligen Geschäftsjahres ab.		[2] The Board of Directors may submit for approval by the General Meeting of Shareholders deviating or additional proposals relating to the same or different periods. If the variable compensation of the Executive Committee is submitted to the General Meeting of Shareholders for approval for the following financing year, the compensation report for the relevant financial year will subsequently be submitted to the General Meeting of Shareholders for an advisory vote.

	[3] Genehmigt die Generalversammlung einen Antrag des Verwaltungsrates nicht, setzt der Verwaltungsrat unter Berücksichtigung aller relevanten Umstände den		[3] In the event that the General Meeting of Shareholders does not approve a proposal of the Board of Directors,

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	entsprechenden (maximalen) Gesamtbetrag oder mehrere (maximale) Teilbeträge fest und unterbreitet den oder die so festgesetzten Beträge einer Generalversammlung zur Genehmigung.		the Board of Directors shall determine, taking into account all relevant factors, the respective (maximum) aggregate amount or (maximum) partial amounts, and submit the amount(s) so determined for approval by a General Meeting of Shareholders.

	[4] Die Gesellschaft oder von ihr kontrollierte Gesellschaften können Vergütungen vor der Genehmigung durch die Generalversammlung ausrichten, unter Vorbehalt der nachträglichen Genehmigung.		[4] The Company or companies controlled by it may pay or grant compensation prior to approval by the General Meeting of Shareholders subject to subsequent approval.

	Artikel 26		Article 26

Zusatzbetrag für Veränderungen in der Geschäftsleitung	Reicht der bereits von der Generalversammlung genehmigte maximale Gesamtbetrag der Vergütung nicht aus für die Vergütung einer oder mehrerer Personen, die nach dem Zeitpunkt der Genehmigung der Vergütung der Geschäftsleitung für die massgebende Vergütungsperiode durch die Generalversammlung Mitglieder der Geschäftsleitung werden oder innerhalb der Geschäftsleitung befördert werden, sind die Gesellschaft oder von ihr kontrollierte Unternehmen ermächtigt, diesem oder diesen Mitgliedern während der bereits genehmigten Vergütungsperiode(n) einen Zusatzbetrag auszurichten. Der Zusatzbetrag darf je Vergütungsperiode und je Mitglied 100% des jeweils letzten genehmigten Gesamtbetrages der maximalen Vergütung der Geschäftsleitung nicht übersteigen.	Supplementary Amount for Changes to the Executive Committee	If the maximum aggregate amount of compensation already approved by the General Meeting of Shareholders is not sufficient to also cover the compensation of one or more persons who become members of the Executive Committee or are being promoted within the Executive Committee after the General Meeting of Shareholders has approved the compensation of the Executive Committee for the relevant period then the Company or companies controlled by it shall be authorized to pay such member(s) a supplementary amount during the compensation period(s) already approved. The supplementary amount per each compensation period and per each member shall not exceed 100% of the aggregate amount of maximum compensation of the Executive Committee last approved.

	Artikel 27		Article 27

Vergütungen der Mitglieder des Verwaltungsrates und der Geschäftsleitung	[1] Die Vergütung der nicht-exekutiven Mitglieder des Verwaltungsrates umfasst fixe Vergütungselemente und kann weitere Vergütungselemente und Leistungen umfassen. Die Gesamtvergütung berücksichtigt Funktion und Verantwortungsstufe des jeweiligen Empfängers.	Compensation of the members of the Board of Directors and the Executive Committee	[1] The compensation of the non-executive members of the Board of Directors consists of fixed compensation elements and may comprise further compensation elements. Total compensation shall take into account position and level of responsibility of the respective recipient.

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[2] Die Vergütung der exekutiven Mitglieder des Verwaltungsrates und der Mitglieder der Geschäftsleitung umfasst fixe und variable Vergütungselemente. Die fixe Vergütung umfasst das Grundgehalt und kann weitere Vergütungselemente und Leistungen umfassen. Die variable Vergütung kann sich nach der Erreichung bestimmter Leistungsziele richten. Die Gesamtvergütung berücksichtigt Funktion und Verantwortungsstufe des jeweiligen Empfängers.	[2] The compensation of the executive members of the Board of Directors and of the members of the Executive Committee comprises fixed and variable compensation elements. Fixed compensation comprises the base salary and may comprise other compensation elements. Variable compensation may take into account the achievement of specific performance targets. Total compensation shall take into account position and level of responsibility of the respective recipient.

[3] Die Leistungsziele können persönliche Ziele, Unternehmens-, Gruppen- oder bereichsspezifische Ziele oder im Vergleich zum Markt, zu anderen Unternehmen oder zu vergleichbaren Richtgrössen berechnete Ziele umfassen, unter Berücksichtigung von Funktion und Verantwortungsstufe des Empfängers der variablen Vergütung. Der Verwaltungsrat oder, soweit an ihn delegiert, der Vergütungsausschuss legt die Gewichtung der Leistungsziele und die jeweiligen Zielwerte sowie deren Erreichung fest.	[3] The performance targets may include individual targets, targets of the Company, group or parts thereof or targets in relation to the market, other companies or comparable benchmarks, taking into account position and level of responsibility of the recipient. The Board of Directors or, to the extent delegated to it, the Compensation Committee shall determine the relative weight of the performance targets and the respective target values, as well as their achievement.

[4] Die Vergütung kann in der Form von Geld, Aktien, Optionen oder anderen Aktien basierten Instrumenten oder Anteilen oder Sach- oder Dienstleistungen ausgerichtet werden; die Vergütung an exekutive Mitglieder des Verwaltungsrates und Mitglieder der Geschäftsleitung kann zudem in der Form von Optionen, vergleichbaren Instrumenten oder Einheiten gewährt werden. Der Verwaltungsrat oder, soweit an ihn delegiert, der Vergütungsausschuss legt Zuteilungsbedingungen, Vesting-Bedingungen, Ausübungsbedingungen und -fristen und/oder allfällige Sperrfristen und Verfallsbedingungen fest. Sie können insbesondere vorsehen, dass aufgrund des Eintritts im Voraus bestimmter Ereignisse wie eines Kontrollwechsels oder der Beendigung eines Arbeits- oder Mandatsverhältnisses Vesting-Bedingungen, Ausübungsbedingungen und -fristen, Sperrfristen und Verfallsbedingungen weiter gelten, verkürzt oder	[4] Compensation may be paid in the form of cash, shares, options or other share-based instruments or units, or in the form of other types of benefits; for the executive members of the Board of Directors and the members of the Executive Committee, compensation may in addition be granted in the form of options or comparable instruments or units. The Board of Directors or, to the extent delegated to it, the Compensation Committee shall determine grant, vesting, exercise, restriction and/or forfeiture conditions and periods. In particular, they may provide for continuation, acceleration or removal of vesting, exercise, restriction and forfeiture conditions and periods, for payment or grant of compensation based upon assumed target achievement, or for forfeiture, in each case in the event of pre-determined events such as a change-of-control or termination of an employment or mandate agreement. The Company may procure the required shares

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aufgehoben werden, Vergütungen unter Annahme der Erreichung der Zielwerte ausgerichtet werden oder Vergütungen verfallen. Die Gesellschaft kann die erforderlichen Aktien auf dem Markt erwerben, den eigenen Aktien entnehmen oder unter Nutzung ihres bedingten oder genehmigten Kapitals bereitstellen.	through purchases in the market, from treasury shares or by using conditional or authorized share capital.

[5] Die Vergütung kann durch die Gesellschaft oder durch von ihr kontrollierte Gesellschaften ausgerichtet werden.	[5] Compensation may be paid by the Company or companies controlled by it.
Abschnitt 5 Verträge mit Mitgliedern des Verwaltungsrates und der Geschäftsleitung	Section 5 Agreements with Members of the Board of Directors and the Executive Committee

Artikel 28	Article 28

[1] Die Gesellschaft oder von ihr kontrollierte Gesellschaften können mit Mitgliedern des Verwaltungsrates unbefristete oder befristete Verträge über die Vergütung abschliessen. Die Dauer und Beendigung richten sich nach Amtsdauer und Gesetz.	[1] The Company or companies controlled by it may enter into agreements for a fixed term or for an indefinite term with members of the Board of Directors relating to their compensation. Duration and termination shall comply with the term of office and the law.

[2] Die Gesellschaft oder von ihr kontrollierte Gesellschaften können mit Mitgliedern der Geschäftsleitung unbefristete oder befristete Arbeitsverträge abschliessen. Befristete Arbeitsverträge haben eine Höchstdauer von einem Jahr; eine Erneuerung ist zulässig. Unbefristete Arbeitsverträge haben eine Kündigungsfrist von maximal zwölf Monaten.	[2] The Company or companies controlled by it may enter into employment agreements for a fixed term or for an indefinite term with members of the Executive Committee. Employment agreements for a fixed term may have a maximum duration of one year; renewal is possible. Employment agreements for an indefinite term may have a termination notice period of maximum twelve months.

[3] Die Gesellschaft oder von ihr kontrollierte Gesellschaften können mit Mitgliedern der Geschäftsleitung Konkurrenzverbote für die Zeit nach Beendigung eines Arbeitsverhältnisses vereinbaren. Die für ein solches Konkurrenzverbot bezahlte Entschädigung darf insgesamt den Durchschnitt der Gesamtjahresvergütung der letzten drei Geschäftsjahre dieses Mitglieds nicht übersteigen.	[3] The Company or companies controlled by it may enter into non-compete agreements with members of the Executive Committee for the time after termination of employment. The consideration paid for such non-compete undertaking shall in total not exceed the average of the total annual compensation of such member over the last three financial years.

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	Abschnitt 6 Mandate ausserhalb des Konzerns, Kredite und Darlehen		Section 6 Mandates Outside of the Group, Credits and Loans

	Artikel 29		Article 29

Mandate ausserhalb des Konzerns	[1] Kein Mitglied des Verwaltungsrates kann mehr als sechzehn (16) zusätzliche Mandate wahrnehmen, wovon nicht mehr als vier (4) in börsenkotierten Unternehmen.	Mandates Outside of the Group	1 No member of the Board of Directors may hold more than sixteen (16) additional mandates of which no more than four (4) may be in listed companies.

	[2] Kein Mitglied der Geschäftsleitung kann mehr als fünf (5) Mandate wahrnehmen, wovon nicht mehr als zwei (2) in einem börsenkotierten Unternehmen. Jedes dieser Mandate bedarf der Genehmigung durch den Präsidenten des Verwaltungsrates.		[2] No member of the Executive Committee may hold more than five (5) mandates of which no more than two (2) may be in a listed company. Each of these mandates is subject to the approval by the Chairperson of the Board of Directors.

	[3] Die folgenden Mandate fallen nicht unter dies Beschränkungen gemäss Absatz 1 und 2 dieses Artikels 29:		[3] The following mandates shall not be subject to the limitations set forth in paragraphs 1 and 2 of this Article 29:

	(a) Mandate in Unternehmen, die durch die Gesellschaft kontrolliert werden oder die Gesellschaft kontrollieren;		(a) mandates in companies which are controlled by the Company or which control the Company;

(b)   Mandate, die auf Anordnung der Gesellschaft oder von ihr kontrollierten Gesellschaften wahrgenommen werden. Kein Mitglied des Verwaltungsrates oder der Geschäftsleitung kann mehr als zehn (10) solche Mandate wahrnehmen; und

(b) mandates held at the request of the Company or companies controlled by it. No member of the Board of Directors or of the Executive Committee shall hold more than ten (10) such mandates; and

(c)   Mandate in Vereinen und Verbänden, gemeinnützigen Organisationen, Stiftungen, Trusts, Personalfürsorgestiftungen, Bildungseinrichtungen, und ähnlichen Organisationen. Kein Mitglied des Verwaltungsrates oder der Geschäftsleitung kann mehr als zehn (10) solche Mandate wahrnehmen.

(c)   mandates in associations, non-profit organizations, foundations, trusts, employee welfare foundations, educational institutions, and similar organizations. No member of the Board of Directors or of the Executive Committee shall hold more than ten (10) such mandates.

Statuten der VectivBio Holding AG | Articles of Association of VectivBio Holding Ltd	33 | 38

	[4] Der Begriff “Mandate” bestimmt sich nach dem in diesem Zusammenhang anwendbaren Schweizer Recht. Mandate in verschiedenen Rechtseinheiten, die unter einheitlicher Kontrolle oder gleicher wirtschaftlicher Berechtigung stehen, gelten als ein (1) Mandat.		[4] The term “mandates” shall have the meaning as assigned to it by applicable Swiss law in this context. Mandates in different legal entities that are under joint control or same beneficial ownership are deemed one (1) mandate.

	Artikel 30		Article 30

Kredite und Darlehen

Kredite und Darlehen an Mitglieder des Verwaltungsrates und der Geschäftsleitung dürfen zu Marktbedingungen gewährt werden. Der Gesamtbetrag solcher ausstehenden Kredite und Darlehen darf CHF 5 Millionen nicht übersteigen.

		Credits and Loans	Credits and loans to members of the Board of Directors or the Executive Committee may be granted at market conditions. The total amount of such credits and loans may not exceed CHF 5 million.
	Abschnitt 7 Geschäftsjahr, Gewinnverteilung		Section 7 Financial Year, Profit Allocation

	Artikel 31		Article 31

Geschäftsjahr	Das Geschäftsjahr der Gesellschaft wird vom Verwaltungsrat festgesetzt.	Financial Year	The Company’s financial year shall be determined by the Board of Directors.

	Artikel 32		Article 32

Verteilung des Bilanzgewinnes, Reserven	[1] Über den Bilanzgewinn verfügt die Generalversammlung im Rahmen der gesetzlichen Vorschriften. Der Verwaltungsrat unterbreitet ihr seine Anträge.	Allocation of Profit Shown on the Balance Sheet, Reserves	[1] The General Meeting of Shareholders shall resolve on the allocation of the profit as shown on the balance sheet in accordance with applicable law. The Board of Directors shall submit its proposals to the General Meeting of Shareholders.

Statuten der VectivBio Holding AG | Articles of Association of VectivBio Holding Ltd	34 | 38

	[2] Neben den gesetzlich erforderlichen Reserven kann die Generalversammlung weitere Reserven schaffen.		[2] In addition to the reserves required by law, the General Meeting of Shareholders may create other reserves.

	[3] Dividenden, welche nicht innerhalb von fünf Jahren nach ihrem Auszahlungsdatum bezogen wurden, fallen an die Gesellschaft und werden der gesetzlichen Gewinnreserve zugeteilt.		[3] Dividends that have not been collected within five years after their payment date shall inure to the Company and be allocated to the statutory retained earnings.
	Abschnitt 8 Auflösung, Liquidation		Section 8 Dissolution, Liquidation

	Artikel 33		Article 33

Auflösung, Liquidation	[1] Die Generalversammlung kann jederzeit die Auflösung und Liquidation der Gesellschaft nach Massgabe der gesetzlichen und statutarischen Vorschriften beschliessen.	Dissolution, Liquidation	[1] The General Meeting of Shareholders may at any time resolve to dissolve and liquidate the Company in accordance with the law and the provisions set forth in these articles of association.

	[2] Die Liquidation wird durch den Verwaltungsrat durchgeführt, sofern sie nicht durch die Generalversammlung anderen Personen übertragen wird.		[2] The liquidation shall be effected by the Board of Directors, unless the General Meeting of Shareholders appoints other persons as liquidators.

	[3] Die Liquidation der Gesellschaft erfolgt nach Massgabe der gesetzlichen Vorschriften. Die Liquidatoren sind ermächtigt, Aktiven (Grundstücke eingeschlossen) freihändig zu verkaufen.		[3] The liquidation of the Company shall be effected pursuant to applicable law. The liquidators shall be entitled to sell assets (real estate included) in private transactions.

	[4] Nach erfolgter Tilgung der Schulden der Gesellschaft wird das Vermögen unter die Aktionäre nach Massgabe der eingezahlten Beträge verteilt, soweit die Statuten nichts anderes vorsehen.		[4] Upon discharge of all liabilities of the Company, the assets shall be distributed to the shareholders in proportion to the capital paid in, unless these articles of association provide otherwise.

Statuten der VectivBio Holding AG | Articles of Association of VectivBio Holding Ltd	35 | 38

	Abschnitt 9 Mitteilungen, Bekanntmachungen		Section 9 Notices, Communications

	Artikel 34		Article 34

Mitteilungen, Bekanntmachungen	[1] Publikationsorgan der Gesellschaft ist das Schweizerische Handelsamtsblatt.	Notices, Communications	[1] The official means of publication of the Company shall be the Swiss Official Gazette of Commerce.

	[2] Der Verwaltungsrat kann im Einzelfall andere Publikationsorgane bezeichnen.		[2] In particular cases, the Board of Directors may specify other means of publication.

[3] Soweit das Gesetz nicht zwingend eine persönliche Mitteilung verlangt, erfolgen sämtliche Mitteilungen der Gesellschaft an die Aktionäre gültig durch Publikation im Schweizerischen Handelsamtsblatt. Schriftliche Mitteilungen der Gesellschaft an Aktionäre erfolgen durch gewöhnlichen Brief an die im Aktienbuch zuletzt eingetragene Adresse des Aktionärs bzw. Zustellungsbevollmächtigten. Sofern weder diese Statuten noch das Gesetz zwingend eine schriftliche Mitteilung vorschreiben, kann die Gesellschaft Mitteilungen auch an die letzte der Gesellschaft bekanntgegeben E-Mail-Adresse des Aktionärs bzw. Zustellungsbevollmächtigten, über das Bankensystem, elektronisch, durch Publikation im Schweizerischen Handelsamtsblatt oder auf der Webseite der Gesellschaft oder in anderer Form zustellen. Zur Einhaltung der Schriftform genügt eine Faksimile oder eine elektronische Kopie der Unterschrift oder eine elektronischer Unterschrift (unabhängig davon, ob sie anerkannt oder akkreditiert ist oder nicht).

3 To the extent that personal notification is not mandated by law, all communications to the shareholders shall be deemed valid if published in the Swiss Official Gazette of Commerce. Written communications by the Company to its shareholders shall be sent by ordinary mail to the last address of the shareholder or authorized recipient entered in the share register. If neither these articles of association nor the law mandatorily require a communication to be in written form, the Company can validly send communications to the shareholders to the last e-mail address of the shareholder or authorized recipient communicated to the Company, through the banking system, electronically, by publication in the Swiss Official Gazette of Commerce or on its website or in any other way. To comply with a written form, a facsimile or electronic copy of a signature or e-signature (irrespective of whether or not it is recognized or accredited) shall be sufficient.

Statuten der VectivBio Holding AG | Articles of Association of VectivBio Holding Ltd	36 | 38

	Abschnitt 10 Verbindliche Fassung		Section 10 Authoritative Language

	Artikel 35		Article 35

Verbindliche Fassung	Falls sich zwischen der deutschen und englischen Fassung dieser Statuten Differenzen ergeben, hat die deutsche Fassung Vorrang.	Authoritative Language	In the event of discrepancies between the German and English version of these articles of association, the German version shall prevail.
	Abschnitt 11 Beabsichtigte Sachübernahme		Section 11 Intended Acquisition of Assets

	Artikel 36		Article 36

Beabsichtigte Sachübernahme	Nach der Gründung der Gesellschaft ist beabsichtigt, dass Therachon Holding AG (CHE-181.754.563), Basel, der Gesellschaft sämtliche Aktien der GlyPharma Therapeutic Inc. ohne Gegenleistung überträgt. Im Zusammenhang mit dieser Übertragung beabsichtigt die Gesellschaft, nach ihrer Gründung von Therachon Holding AG und Therachon AG (CHE-466.925.801), Basel, sämtliche Rechte und Pflichten unter dem Share Purchase Agreement unter anderem zwischen Therachon Holding AG, Therachon AG und GlyPharma Therapeutic Inc. vom 30. September 2018 und geändert am 9. Mai 2019 zu übernehmen. Die Gesellschaft übernimmt dabei (Eventual)verbindlichkeiten im Maximalbetrag von USD 20’000’000.	Intended Acquisition of Rights and Obligations	Following the incorporation of the Company, it is intended that Therachon Holding AG (CHE-181.754.563), Basel, will transfer to the Company all shares of GlyPharma Therapeutic Inc. against no consideration. In connection with this transfer, the Company intends to assume, after its incorporation, from Therachon Holding AG and Therachon AG (CHE-466.925.801), Basel, all rights and obligations under the Share Purchase Agreement by and among (among other parties) Therachon Holding AG, Therachon AG and GlyPharma Therapeutic Inc. dated September 30, 2018 and amended on May 9, 2019. The maximum value of the (contingent) liabilities amounts to USD 20,000,000.

Statuten der VectivBio Holding AG | Articles of Association of VectivBio Holding Ltd	37 | 38

	Abschnitt 12 Sacheinlagen		Section 12 Contributions in Kind

	Artikel 37		Article 37

Sacheinlage	Die Gesellschaft übernimmt gemäss Sacheinlagevertrag vom 10. September 2021 bei der Kapitalerhöhung vom 10. September 2021 von Stichting Depositary Inkef Investment Fund 999’999 Aktien der Comet Therapeutics, Inc., Delaware, USA, im Wert und zum Preis von insgesamt USD 1’499’977.44 (gerundet). Als Gegenleistung für diese Sacheinlage gibt die Gesellschaft Stichting Depositary Inkef Investment Fund 185’608 voll liberierte Namenaktien der Gesellschaft mit einem Nennwert von je CHF 0.05 zum Ausgabebetrag von insgesamt USD 1’499’977.44 (gerundet) aus. Die Gesellschaft weist die Differenz zwischen dem gesamten Nennwert der ausgegebenen Aktien und dem Ausgabebetrag dem Agio als Reserven aus Kapitaleinlagen zu.	Contribution in Kind	In connection with the capital increase on September 10, 2021, the Company acquires pursuant to the contribution in kind agreement dated as of September 10, 2021 from Stichting Depositary Inkef Investment Fund 999,999 shares of Comet Therapeutics, Inc., Delaware, USA, at a value and price of USD 1,499,977.44 (rounded) in total. In consideration for this contribution in kind, the Company issues to Stichting Depositary Inkef Investment Fund 185,608 fully paid in registered shares of the Company with a par value of CHF 0.05 each at an issue price of USD 1,499,977.44 (rounded) in total. The difference between the aggregate par value of the shares issued and the issue price is allocated as premium to legal reserves from capital contributions.

Statuten der VectivBio Holding AG | Articles of Association of VectivBio Holding Ltd	38 | 38

Konformitätsbeurkundung

Der unterzeichnete öffentliche Basler Notar, Dr. Markus Schülin, beurkundet hiermit, dass dies die gültigen Statuten der VectivBio Holding AG (VectivBio Holding SA) (VectivBio Holding Ltd), Basel, gemäss dem heutigen Beschluss des Verwaltungsrates der Gesellschaft sind.

Basel, 17. (siebzehnter) Oktober 2022 (zweitausendzweiundzwanzig)

A-Reg. 2022/119